 EX‑35.5

(logo) WELLS FARGO	Commercial Mortgage Servicing D1050-084, 8th Fl 401 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of November 1, 2016, by and among Banc of America Merrill Lynch Commercial Mortgage Inc, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Rialto Capital Advisors, LLC as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator, Wilmington Trust, National Association, as  Trustee  and Park Bridge Lender Services LLC, as Operating Advisor and Asset Representations Reviewer with respect to Commercial Mortgage Pass-Through Certificates Series 2016-C31 (the "Agreement").  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.09 of the Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.  A review of the activities of the Master Servicer during the period from November 1, 2016 through December 31, 2016 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.  To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2017.

/s/ Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

Wells Fargo Bank, N.A.	(logo) Together we’ll go far